EXHIBIT 4.5

                         [CHASE SECURITIES LETTERHEAD]

                               U.S. CONCRETE, INC.
                         SENIOR SECURED CREDIT FACILITY
                                COMMITMENT LETTER


                                                                  April 20, 1999

1360 Post Oak Boulevard, Suite 800
Houston, TX  77056

Attention:  Mr. Michael Harlan

Ladies and Gentlemen


     You have advised Chase Bank of Texas, National Association ("CHASE") and Chase Securities Inc. ("CSI") that U.S. Concrete, Inc. (the "Borrower" or "U.S. Concrete"), a Delaware corporation, intends to issue common stock and become a publicly traded company. Concurrently with the closing of the public offering, the Borrower intends to acquire six businesses: Central Concrete Supply Co., Inc.; Walker's Concrete, Inc.; Bay Cities Building Materials Co., Inc.; Opportunity Concrete Corporation; Baer Concrete, Incorporated; and R.G. Evans/Associates d/b/a Santa Rosa Cast Products Co. (together, the "Founding Companies"). In that connection, you have requested that CSI agree to structure, arrange and syndicate a senior secured credit Facility in an aggregate amount of up to $75,000,000 (the "FACILITY"), and that Chase commit to provide $50,000,000 of the Facility and to serve as administrative agent for the Facility.

     CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facility.

     Furthermore, Chase is pleased to advise you of its commitment to provide up to $50,000,000 of the Facility and to use to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by CSI and Chase in consultation with you (the "LENDERS"), to provide the balance of the necessary commitments for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). You understand and agree that the first $35,000,000 raised from Lenders other than Chase will first be used to reduce Chase's hold position to $15,000,000. Commitments from Lenders above $35,000,000 will be applied to the balance of the Facility.

                             _____________________


     CHASE SECURITIES INC. IS A MEMBER OF NASD/SIPC, AND IS A WHOLLY-OWNED
                 SUBSIDIARY OF THE CHASE MANHATTAN CORPORATION

U.S. CONCRETE, INC.                                               APRIL 20, 1999

     It is agreed that Chase will act as the sole and exclusive Administrative Agent and that CSI will act as the sole and exclusive advisor, lead arranger, and book manager (in such capacity the "Arranger") for the Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

     We intend to syndicate the facility (including, in our discretion, all or part of Chase's commitment hereunder) to a group of financial institutions (together with Chase, the "LENDERS") identified by us in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and the existing lending relationships of Main Street Merchant Partners, (b) direct contact between senior management and advisors of the Borrower, the Founding Companies, Main Street Merchant Partners and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

     As the Arranger, CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, CSI will have no responsibility other than to arrange the syndication. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower, the Founding Companies and the other transactions contemplated hereby and by the Term Sheet and the Fee Letter referred to below, including all financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof. You hereby acknowledge and consent that CSI may share the Confidential Information Memorandum, the Information and any other information or matters relating to the Borrower, the Founding Companies or the transactions contemplated hereby with affiliates of CSI, including The Chase Manhattan Bank, and that such affiliates may likewise share information relating to the Borrower or such transactions with CSI.

U.S. CONCRETE, INC.                                               APRIL 20, 1999

     As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "FEE LETTER").

     Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Founding Companies, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Founding Companies or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (d) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Founding Companies or any affiliate thereof, (e) the negotiation, execution and delivery on or before July 1, 1999 of definitive documentation with respect to the Facility satisfactory to Chase and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

     You agree to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent they arise solely from the willful misconduct or gross negligence of such Indemnified Person. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNIFIED PERSON. In addition, you agree to reimburse Chase, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility.

U.S. CONCRETE, INC.                                               APRIL 20, 1999

     This Commitment Letter shall not be assignable by either party without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (together with the Term Sheet) and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

     You acknowledge that CSI, Chase or its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither CSI, Chase, nor its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by CSI, Chase or its affiliates of services for other companies, and neither CSI, Chase nor its affiliates will furnish any such information to other companies. You also acknowledge that CSI, Chase and its affiliates have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

     The reimbursement and indemnification provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

     THIS COMMITMENT LETTER, THE ATTACHED TERM SHEET, THE FEE LETTER AND ALL EXHIBITS, SCHEDULES AND OTHER ATTACHMENTS HERETO AND THERETO CONSTITUTE A "LOAN AGREEMENT" FOR PURPOSES OF SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Houston, Texas time, on Wednesday, April 21, 1999. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

     Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

U.S. CONCRETE, INC.                                               APRIL 20, 1999

                                   Very truly yours,

                                   CHASE BANK OF TEXAS,
                                   NATIONAL ASSOCIATION

                                   By:  /s/ MICHAEL ONDRUCH
                                      Name: Michael Ondruch
                                      Title: Vice President

                                   CHASE SECURITIES INC.


                                   By:  /s/ GREGORY M. SPIN
                                      Name:
                                      Title:

Accepted and agreed to as of the date first above written by:

U.S. CONCRETE, INC.

By:____________________________
   Name:
   Title:

SUMMARY OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------


BORROWER:                 U.S. Concrete, Inc.

GUARANTORS:               All subsidiaries of the Borrower.

ADMINISTRATIVE AGENT:     Chase Bank of Texas, National Association (in its
                          capacity as agent, the "Agent" and in its individual capacity, "Chase").

SOLE LEAD ARRANGER AND
BOOK MANAGER:             Chase Securities Inc. ("CSI").


LENDERS: Chase and a syndicate of lenders arranged by CSI and acceptable to the Borrower, Chase and CSI.

FACILITY:                 Up to $75,000,000 Revolving Credit Facility (the
                          "Revolver") with a $5,000,000 sublimit for Letters of Credit.

PURPOSE: To finance acquisitions, to refinance existing indebtedness and for general corporate purposes.

MATURITY:                 Three years from closing.

SECURITY:                 The Facilities will be secured by a first lien or
                          first priority security interest in and/or pledge of
                          (i) all of the Borrower's material assets, including, without limitation, all accounts receivable, inventory, equipment (including rolling stock), furniture, fixtures, real property and improvements, intangibles, and (ii) the stock of subsidiaries.

INTEREST RATES AND
FEES:                     See Schedule I.

INTEREST
PERIODS:                  LIBOR Loans: 1, 2, 3 or 6 months.

                          Interest on LIBOR loans and advances will be payable on the last day of each interest period (and at the end of each three months, in the case of interest periods of longer than three months), and upon prepayment if permitted. In respect of LIBOR loans and advances, interest shall be payable in arrears on the basis of a 360-day year (calculated on the basis of actual days elapsed). Interest on Alternate Base Rate loans will be payable quarterly in arrears, and upon prepayment, on the basis of a 365/366-day year for loans when based on the Prime Rate and a 360-day year for loans when based on the Federal Funds Effective Rate (in either case calculated on the basis of actual days elapsed).

CONDITIONS
PRECEDENT:                Usual and customary for facilities of this type,
                          including, but not limited to, the following:

                          1.    acceptable corporate and subsidiary structure;

                          2. completion of the acquisition of Central Concrete Supply Co., Inc.; Walker's Concrete, Inc.; Bay Cities Building Materials Co., Inc.; Opportunity Concrete Corporation; Baer Concrete, Incorporated; and R.G. Evans/Associates d/b/a Santa Rosa Cast Products Co., (together, the "Founding Companies");

                          3. receipt by the Borrower of gross cash proceeds from an Initial Public Offering of common stock of not less than $23.0 million;

                          4. fundings under the Facility used to complete the acquisitions of the Founding Companies, including the refinancing of any existing debt, will not exceed audited historical EBITDA plus SEC allowable addbacks (as reflected in the final Registration Statement on Form S-1 for U.S. Concrete, Inc. dated May 1999);

                          5. completion of a satisfactory asset audit by Chase;

                          6. completion of a satisfactory systems audit by Chase;

                          7. receipt of an independent auditor's most recent management letter (to the extent one is prepared) and unqualified report and opinion on the Borrower's and the Founding Companies' financial statements (except Santa Rosa for which receipt of working papers is required);

                          8. execution and delivery of loan agreement, promissory note, security agreements, guarantees and other loan documents in form and substance satisfactory to the Lenders;

                          9. evidence of insurance certificates and loss payee endorsements;

                          10. absence of defaults or material adverse litigation or material adverse change in the assets, business, financial condition or prospects of the Founding Companies and the Borrower and its subsidiaries;

                          11.   accuracy of representations and warranties;

                          12. the determination by the Agent in its discretion that it is assuming no material environmental risk and that potential environmental liabilities of the Borrower are acceptable;

                          13. evidence that real property is not in a flood plain or that flood insurance is satisfactory to the Lenders;

                          14.   opinions of counsel to the Borrower; and,

                          15.   payments of all fees and expenses.

REPRESENTATIONS
AND WARRANTIES:           Usual and customary for facilities of this type,
                          including, but not limited to, the following (with exceptions to be agreed upon by the Borrower, Chase and CSI):

                          1.    due corporate organization, power and
                                authorization for contemplated transaction;

                          2. no violations of any provisions in any existing documents, laws or regulations, judgment decree or order of any court or regulatory authority shall be violated by the documents contemplated in this transaction;

                          3. absence of material (i) adverse litigation, (ii) arbitration, (iii) environmental event, or (iv) change in financial condition;

                          4. compliance with applicable laws, rules, regulations, licenses and permits (including but not limited to those relating to the environment and ERISA);

                          5. no liens created by execution of loan documents except as are in favor of Agent;

                          6. title to property and possession of all material permits, licenses, patents, trademarks and other intangibles necessary to conduct business;

                          7.    absence of defaults;

                          8. fair presentation of financial statements of the Borrower and its subsidiaries; and

                          9.    solvency of the Borrower.


COVENANTS:                Usual and customary for facilities of this type,
                          including, but not limited to the following:

                          1.    maintenance of financial covenants;

                          2.    payment of taxes and charges on property;

                          3. maintenance of corporate existence, compliance with all applicable laws (including, without limitation, those related to the environment, ERISA, and payment of taxes);

                          4. delivery of financial statements (including annual audited and quarterly unaudited) and an officer's certificate demonstrating compliance with the financial covenants and a certificate of no default;

                          5. delivery of financial projections and budgets as mutually agreed;

                          6. permitting inspection of books, records and property;

                          7. maintenance of books and records in accordance with generally accepted accounting principles, consistently applied and maintenance of property in good repair;

                          8. maintenance of insurance coverage (including business interruption insurance) in such types and amounts and with such deductibles as is customary for other companies in similar businesses which, with respect to collateral, shall name the Agent as loss payee;

                          9. the giving of notice of certain matters to Agent;

                          10. prohibition on transactions with affiliates other than on an arm's length basis on terms no less favorable to the Borrower than those available from third parties;

                          11. prohibition of any material change in the nature of business conducted by the Borrower;

                          12. limitation on the creation of additional indebtedness, and contingent liabilities except for mutually agreed upon baskets of certain indebtedness including, for example, indebtedness secured by purchase money liens and other indebtedness incurred in the ordinary course of business;

                          13.   limitation on additional liens;

                          14.   limitation on mergers and consolidations;

                          15. limitation on acquisitions including Lender group approval for acquisitions where cash consideration (defined as the sum of cash plus assumed debt) exceeds 7.5% of net worth as of the most recent quarterly reporting period or where total consideration (defined as the sum of cash plus assumed debt plus stock) exceeds 15.0% of net worth as of the most recent quarterly reporting period;

                          16. annual limitation on total capital expenditures of $10,000,000;

                          17.   limitation on asset dispositions;

                          18. limitation on restricted payments, including dividends; and

                          19.   limitation on loans and investments.

FINANCIAL COVENANTS:      Usual and customary for facilities of this type,
                          including, but not limited to the following:

                          1. MAXIMUM TOTAL LEVERAGE. The Borrower and its subsidiaries will not permit the ratio of funded indebtedness to EBITDA (based upon a rolling four quarters basis and including audited historical EBITDA and SEC allowable addbacks) to be greater than 2.25x. In the event that target financial statements are unaudited, pro forma EBITDA would be allowed subject to majority lender approval.

                          2. MINIMUM FIXED CHARGE COVERAGE RATIO. The Borrower and its subsidiaries will not permit the ratio, on a rolling four quarters basis, of
                                (i) EBITDA less cash taxes to (ii) the sum of
                                (a) cash interest plus (b) maintenance capital expenditures (defined as depreciation for the same period) to be less than 2.25x.

                          3. MINIMUM NET WORTH. The Borrower and its subsidiaries will not permit net worth to be less than the sum of (a) 85% of net worth as reflected on the final Registration Statement on Form S-1 plus (b) 50% of cumulative net income after the closing date (if net income is less than zero, net income for such period shall be zero) plus 100% of the net cash proceeds from the future sale of equity.

                          4. ASSET COVERAGE RATIO. The Borrower and its subsidiaries will not permit the ratio of (a) accounts receivable, plus (b) inventory, plus
                                (c) net book value of fixed assets, all as defined by GAAP, to senior funded indebtedness to be less than 1.5x.

EVENTS OF DEFAULT:        Usual and customary for facilities of this type, with
                          usual and customary notice and cure periods including, but not limited to, the following:

                          1. failure to make any required mandatory principal payment, payment of interest, or payments of fees;

                          2. commencement of voluntary or involuntary bankruptcy or similar proceeding, insolvency, or dissolution;

                          3. breach of any Representation, Warranty or Covenant;

                          4. default occurring under any indenture or other agreement under which any indebtedness for borrowed money may be issued in an aggregate amount to be mutually agreed and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any indebtedness;

                          5. any final judgment in excess of an amount to be mutually agreed that remains undischarged and unstayed for a period longer than the appeal time provided by applicable law, or any uninsured or indemnified loss in excess of an amount to be mutually agreed;

                          6.    change of control; and

                          7.    unenforceability of any loan document.

ASSIGNMENTS AND
PARTICIPATIONS:           Lenders will be permitted to assign loans, notes, and
                          commitments in a minimum amount of $5,000,000 with the consent of Borrower, which consent shall not be unreasonably withheld. Participation shall be with notice to the Borrower and shall be without restriction, provided that voting rights of participants shall be limited to changes in provisions relating to amount, rate, fees, collateral, guarantees and maturity.

VOTING: Amendments and waivers of the credit agreement and other definitive credit documentation will require approval of the Lenders holding loans and commitments representing at least 66 2/3% of the aggregate amount of the loans and commitments under the Facilities ("Majority Lenders"), except that consent of all the Lenders shall be required with respect to customary items, including, but not limited to, the following:
                          (i) increases in commitments, (ii) reductions in principal, interest or fees, (iii) extension of any date for any payment, and (iv) releases of collateral or guarantors.

CAPITAL ADEQUACY
AND YIELD PROTECTION:     The loan documents for the Facilities will contain
                          yield protection provisions appropriate for facilities of this type, including, without limitation, provisions relating to increased reserve requirements, changes in law and circumstances, possible future illegality of interest options, taxes (other than on gross receipts or income), possible inability to determine market rate, capital adequacy, redeployment costs and consequential loss.

INDEMNIFICATION:          BORROWER WILL INDEMNIFY, DEFEND, AND HOLD THE AGENT,
                          THE LENDERS, AND THEIR RESPECTIVE SHAREHOLDERS,
                          DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS HARMLESS
                          FROM AND AGAINST ALL COSTS, LIABILITY AND EXPENSE
                          (INCLUDING INTEREST, PENALTIES, ATTORNEYS' FEES AND
                          AMOUNTS PAID IN SETTLEMENT) TO WHICH ANY OF THEM MAY
                          BECOME SUBJECT ARISING OUT OF OR BASED UPON THE
                          FACILITIES, INCLUDING CONSEQUENCES OF THEIR OWN
                          NEGLIGENCE, WHETHER BY ALLEGED OR ACTUAL NEGLIGENCE OF
                          THE PARTY TO BE INDEMNIFIED OR OTHERWISE, EXCEPT AND
                          TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OF
                          WILLFUL MISCONDUCT OF THE INDIVIDUAL OR ENTITY
                          OTHERWISE SO INDEMNIFIED.


GOVERNING LAW:            State of Texas.

                                   SCHEDULE I

                          The Borrower may elect that the loans comprising each borrowing bear interest at a per annum rate equal to
                          (i) the Alternate Base Rate ("ABR") (defined as the greater of (a) Agent's "prime rate" or (b) the federal funds rate plus 1/2%) plus the ABR Margin or (ii) the LIBOR Rate plus the LIBOR Margin. Additionally, the Borrower shall pay a commitment fee calculated at the per annum Commitment Fee Rate on the average daily unused portion of the Revolver, payable quarterly in arrears.

                          The applicable margin for purposes of determining the applicable interest rate for borrowings and the Commitment Fee Rate for purposes of determining the applicable undrawn cost will be determined by the pricing grid set forth below based upon the ratio of funded debt to EBITDA (such EBITDA to be based upon a rolling four quarters basis and to include historical audited EBITDA of the targets). THE INITIAL LIBOR MARGIN AND CORRESPONDING COMMITMENT FEE WILL BE 175.0 BPS AND 37.5 BPS, RESPECTIVELY. This pricing will be in effect beginning at close through the calculation period for the rolling four quarters ending December 31, 1999. Subsequent to the calculation period for the rolling four quarters ending December 31, 1999, the pricing will default to the pricing grid set forth below.

-----------------------------------------------------------------------------------------------
RATIO OF FUNDED DEBT TO EBITDA                       LIBOR MARGIN   ABR MARGIN   COMMITMENT FEE
------------------------------                       ------------   ----------   --------------
Greater than or equal to 2.0x                          225 bps        125 bps       50.0 bps

Greater than or equal to 1.5x but less than 2.0        200 bps        100 bps       50.0 bps

Greater than or equal to 1.0, but less than 1.5        175 bps        75 bps        37.5 bps

Greater than or equal to 0.5, but less than 1.0        150 bps        50 bps        37.5 bps

Less than 0.5                                          125 bps        25 bps        25.0 bps
-----------------------------------------------------------------------------------------------

                                                                               7